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                             EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made on this 16th day of October 1997 ("Effective Date") by and between Starrett Corporation, a New York Corporation having its principal office at 909 Third Avenue, New York, New York 10022 (the "Company") and FRANK ROSS, SR. whose residence address is 2318 Demeyer Street, New York, New York 10469 (the "Employee").

         WHEREAS, the Company desires to employ the Employee as the Chairman and Chief Executive Officer of HRH Construction Corporation and Employee is desirous of being so employed.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. EMPLOYMENT: The Company hereby hires Employee as the Chairman and Chief Executive Officer of HRH Construction Corporation and Employee accepts such employment upon the terms and conditions set forth herein. The Employee shall report directly to the Company's Board of Directors.

         2. TERM: The term of Employee's employment with the Company pursuant to this Agreement shall be from the Effective Date and continue until December 31, 1999 during which time the Employee agrees to remain in the exclusive employ of the Company. This Agreement may be extended and/or modified only by written agreement of the parties.

         3. DUTIES: The Employee shall devote his best efforts, knowledge, skill and full working time and attention to the performance of his duties for the Company. The Employee's duties shall include but not be limited to:

         (a) Being fully responsible for the management and supervision of the Company's operations and offices including supervision of the Company's employees.

         (b) Performing such other functions and duties as may be assigned by the Company's Board of Directors.

         (c) The Company may change, increase or decrease the Employee's duties at any time upon oral or written notice to him.

         4. COMPENSATION: During the Agreement Term, while he is employed by the Company, the Company shall compensate the Employee for the Employee's services as follows:

         (a) BASE SALARY: The Company shall pay to the Employee, in bi-weekly installments, an annual Base Salary of $300,000.

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         (b)      PERFORMANCE BONUS: In addition to the Base Salary, the
                  Employee shall be eligible to receive an annual bonus under the Company's incentive compensation plan (the "Plan") attached as Exhibit A, based on a number of factors including but not limited to the Company's and the Employee's performance.

         (c) BENEFITS: The Employee shall be entitled to participate in and be covered by any executive Company insurance plans (including but not limited to family medical and dental), to the same extent and on the same terms as such benefits are or may be provided to all other full time executive employees of the Company. The Company may modify, supplement or eliminate such plans at its discretion. The Company shall continue contributions to the Employee's annuity at the same rate and conditions as exist on the Effective Date. If however, the Company's Pension Fund is unfrozen at any time during the term of this Agreement, the Company's obligation to contribute to the Employee's annuity shall cease and the Company shall commence making contributions to the Pension Fund at the same amount as contributions to Employee's annuity.

         (d) WITHHOLDING: The Company shall withhold from any amounts payable under Section 4(a) of this Agreement all mandatory and authorized deductions.

         5. EXPENSES INCIDENT TO EMPLOYMENT. The Company shall reimburse the Employee for out-of-pocket business-related expenses provided that: (a) such expenses are incurred by the Employee in or about the performance of his duties hereunder; (b) the Employee provides the Company with appropriate documentation reflecting those expenses; and (c) subject to any reasonable limitations set by the Company's Board of Directors.

         6. VACATION AND HOLIDAYS: The Employee is entitled to take vacation and holidays in accordance with the policies of the Company.

         7. TERMINATION.

         (a) BY EMPLOYEE: The Employee may terminate this Agreement without cause upon thirty (30) days advance written notice to the Company.





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         (b)      WITHOUT CAUSE BY COMPANY: The Employee acknowledges and
                  agrees that he is an Employee-at-will and that the Company may terminate his employment at any time for any reason or for no reason, and the Company shall not be required to specify a reason for the termination, provided that termination of the Employee's employment shall be deemed to have occurred under this Paragraph 7(b) only if it is not for reasons described in Paragraph 7(c) or 7(d).

         (c) DEATH OR DISABILITY: The Employee's employment and the Company's obligations pursuant to this Agreement shall automatically terminate upon the occurrence of the following events:

         (i)      The death of the Employee; or

         (ii) If the Employee shall at any time be prevented by illness, accident or disability from performing the duties customarily assigned him by the Company for a consecutive period of more than twelve (12) weeks, or if he shall be absent from his duties by reason of illness, accident or disability for any twelve (12) weeks during any six (6) month period.

         (d) WITH CAUSE BY COMPANY: The Company may also immediately terminate this Agreement "for cause" by written notice to the Employee. Any one or more of the following events shall constitute "cause" for termination of this Agreement:

         (i) The failure by Employee to substantially perform his duties for the Company (other than because of illness, accident or disability) or to abide by the policies, rules and regulations of the Company;

         (ii) Any conduct of the Employee which, in the reasonable opinion of the Company, is materially detrimental to the reputation of the Company or its stockholders;

         (iii) Theft, fraud, embezzlement, dishonesty, or the Employee being convicted of a crime;

         (iv) The engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;






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         (v)      If the Employee resigns without providing the Company with thirty (30) days advance written notice;

         (vi) Employee's breach of any of the provisions set forth in this Agreement, or breach of any of the representations and warranties set forth in this Agreement.

         (vii) Breach of the Employee's fiduciary duties and duty of loyalty to the Company.

         (e) SEVERANCE PAYMENT: If the Company terminates this Agreement pursuant to Paragraph 7(b), the Company shall pay to the Employee the amount of twelve (12) months of his Base Salary (as defined in Section 4 (a)), less applicable federal, state and local taxes, ("Severance Payment") . The Severance Payment shall be paid to Employee in twelve (12) monthly installments. The Employee shall also be entitled to continuation of his health insurance benefits for a period of twelve (12) months following his termination pursuant to Paragraph 7(b) under the same terms and conditions as during his employment. Employee shall also be entitled to compensation as set forth in the Plan, except that payments under the Plan for the year in which the termination occurs shall be made during the second twelve months following the termination in twelve (12) monthly installments. If, however, the Agreement is terminated pursuant to any other provision herein, including without limitation, paragraphs 7(a) , 7(c) or 7(d), the Company shall not be obligated to pay severance or any further remuneration to the Employee under this Agreement, except, if any, as set forth in the Plan and Paragraph 7(f)

         (f) DISABILITY SEVERANCE: In the event the Company terminates the Employee pursuant to Paragraph 7(c) (ii) , the Company shall continue to compensate the Employee at a rate of fifty percent of his Base Salary for a period of twenty-four (24) months from the date of termination. The Employee shall also be entitled to compensation pursuant to the Plan for the year in which the termination occurs, which payments shall be made during the second twelve months following the termination in twelve monthly installments.






                                       4





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         (g)      All determinations pursuant to paragraphs 7(b), 7(c) (ii)
                  and 7(d) of this Agreement shall be made by the Company, in its sole discretion.

         (h) The Severance Payment provided for in section 7(e) above shall be contingent upon and in consideration of the Employee fully releasing the Company and its officers and Directors from any and all claims and liabilities arising out of his employment.

         (I) The Company may immediately terminate the Employee's employment under this Agreement following the delivery of the Employee's written notice of termination providing for the Employee's resignation pursuant to Paragraph 7(a), and the Company shall have no other obligations under this Agreement, nor shall the Employee receive any benefits, except those to which he is legally entitled.

         8. LOYALTY, NON-COMPETITION, AND CONFIDENTIALITY. The Employee acknowledges that his services are unique and that in the course of his employment with the Company he will have dealings with and develop special relationships with the clients of the Company and its subsidiaries and affiliates. The Employee further acknowledges that in the course of his employment with the Company, he has obtained and will continue to obtain confidential and proprietary information or material relating to the Company, its principals and shareholders, its subsidiaries and affiliates, and its and their clients and potential clients. The Employee also acknowledges that if the Employee were to compete with the Company through the use of the confidential and proprietary information obtained through his employment, the Company would be severely and irreparably injured.

         Therefore, in consideration of the employment provided by this Agreement, including the payments described herein, and in order to protect the Company's legitimate business interests, goodwill, relationships with clients and employees, and confidential and proprietary information and material relating to the Company, its principals and shareholders, its subsidiaries and affiliates and its and their clients and potential clients, the Employee agrees with the Company as follows:

         (a) CONFIDENTIALITY: The Employee agrees to keep secret and confidential indefinitely all non-public information concerning the Company, its principals and shareholders, and its subsidiaries and affiliates which was acquired by




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                  or disclosed to the Employee during the course of his
                  employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. To the extent that the Employee obtains information on behalf of the Company, its principals or shareholders, or any subsidiary and affiliate that may be subject to attorney-client privilege, the Employee shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

         The confidential information and documents containing that information in which the Company and/or its clients have a proprietary interest includes, but is not limited to: the identity of clients; the identity of client contact persons; rates and fees charged to clients; market research; the identity of potential business opportunities; the means and methods of obtaining business; the specifics of transactions; costs/fees/and rents; all financial records including but not limited to accounts payable and receivable ledgers, checkbooks, tax returns, W-2's, 1099's, payroll records; blue prints/plans/sketches; written strategies/internal memoranda; proposals; all documents and records which the Company regularly uses in the normal course of business.

         (b) COMPELLED DISCLOSURE: In the event that the Employee is compelled by any form of legal process to reveal any of the confidential and/or proprietary information of the Company, Employee shall provide immediate notice to the Company and allow the Company an opportunity, prior to disclosure, to challenge the requirement of disclosure should it so desire.

         (c) RETURN OF MATERIALS: The Employee agrees that all materials, books, files, reports, records, correspondence and other documents, papers and property ("Company Materials") used, prepared or made available to the Employee in the course of rendering his services to the Company or subsidiary or affiliate hereunder shall remain the property of the Company. Upon termination, the Employee shall immediately return all Company materials (and copies thereof) to the Company.

         (d) COVENANTS NOT TO COMPETE: The Employee covenants that during the term of his employment and for a period of one year following termination thereof




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                  pursuant to paragraphs 7(a), (b) and (d) he shall not:

                  (1) engage or be interested, whether alone or together with or on behalf or through any other person, firm, association, trust, venture, or corporation, whether as sole proprietor, partner, shareholder, agent, officer, director, employee, adviser, consultant, trustee, beneficiary or otherwise, in any business principally and directly engaged in construction or real estate development in New York City and its Metropolitan Area (a "competing business");

                  (2)      assist others in conducting any competing business;

                  (3) directly or indirectly recruit or induce or hire any person who is an employee of the Company or any of its subsidiaries, or solicit any of the Company's customers, clients or providers; or

                  (4) own any capital stock or any other securities of, or have any other direct or indirect interest in, any entity which own or operates a competing business; other than (i) the ownership of less than five percent (5%) of any such entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by the Employee or any affiliate of the Employee or (ii) the ownership of any limited partnership interest in such an entity.

         (e)      NON-SOLICITATION:

                  (i) Following the termination of Employee's employment with the Company or any subsidiary or affiliate pursuant to paragraphs 7(a), (b) or (d), the Employee agrees not to solicit or in anyway interfere with any business or business opportunity for which the Company has received a Request For Proposal or for which the Company has made a bid or pitch to receive business during the Employee's employment with the Company.




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                    (ii) For eighteen (18) months following the
                         cessation of his employment with the Company pursuant to paragraphs 7 (a), (b) or (d), the Employee shall not (whether on his own account or on behalf of any person, corporation, partnership, or other business entity, and whether directly or indirectly) solicit or endeavor to entice away from the Company or any subsidiary or affiliate any employee or group of employees thereof.

               (f) NON-DISPARAGEMENT. During and after the expiration of this Agreement, the Employee agrees that he shall not make any false, defamatory or disparaging statements about the Company, its subsidiaries and affiliates, or their officers and directors.

               (g) REMEDIES. The Employee has reviewed the provisions of paragraph 8 with his legal counsel, and he acknowledges that the Company would be irreparably injured by a violation of paragraph 8, that the provisions of that paragraph are reasonable and that the Company could not adequately be compensated in damages if the Employee fails to comply with any of the provisions of paragraph 8. Accordingly, the Employee agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, permanent injunction, or other equivalent relief, restraining the Employee from any actual or threatened breach of paragraph 8 of this Agreement. In the event the Company brings an action to enforce the provisions of paragraph 8 of this Agreement, the Employee expressly consents to the jurisdiction of the state and federal courts in New York, New York.

          9. APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state.

          10. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement.

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          11.  WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party.

          12. SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

          13. NOTICES. All notices and all other communications hereunder shall be in writing and shall be given by either party by personal delivery or facsimile transmission addressed to the other party as follows:

               If to the Company, to: Jonathan I. Mayblum Lawrence Ruben Company, Inc. 600 Madison Avenue, New York, New York

               If to the Employee, to: Frank Ross, Sr. HRH Construction Corporation One Park Avenue, New York, New York

               or to any of them at such other address as shall have been specified in a notice similarly given.

          14. BLUE-PENCILLING. If any court determines that any covenant contained in this Agreement, including, without limitation, any provision in paragraph 8 of this Agreement, or any part thereof is unenforceable because of the duration or geographical scope of such provision, or for any other reason, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          15. SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Employee's employment with the Company and the termination of this Agreement.

          16. ENTIRE AGREEMENT. Except as otherwise noted herein this Agreement, including Exhibits annexed hereto, constitutes the entire agreement between the parties concerning the employee's employment with the Company.

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          17.  ARBITRATION: The parties expressly agree that any controversy or claim arising out of or relating to this Agreement, or breach thereof, or the Employee's employment with or termination from the Company shall be exclusively subject to arbitration in accordance with the rules of the American Arbitration Association ("AAA") except as to any claim arising out of Paragraph 8 of this Agreement. Venue of the arbitration shall be in New York City. Any controversy or claim shall be submitted to one (1) arbitrator selected pursuant to the rules and procedures of AAA. Each party shall bear all costs associated with their counsel and the presentation of their evidence, and each party shall share equally the costs of the proceeding itself.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        /s/ Frank Ross Sr.
                                        ------------------------
                                                  (Employee)

                                    Starrett Corporation

                                    By: /s/ Paul Milstein
                                        ------------------------
                                        Paul Milstein
                                        Chairman of the Board

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                               EXHIBIT A

                      INCENTIVE COMPENSATION PLAN


     This Incentive Compensation Plan (the "Plan") is incorporated by reference into the Employment Agreement between Starrett Corporation
(the "Company") and Frank Ross, Sr. (the "Employee") dated October 15, 1997.

     The Employee shall be entitled to ten (10%) percent of HRH Construction Corporation and its subsidiaries' first $3 Million of pre-tax net income on an annual basis and five (5%) percent of all pre-tax net income on an annual basis thereafter.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day and year first above written.

                                           Starrett Corporation

/s/ Frank Ross, Sr.                    by: /s/ Paul Milstein
----------------------                     --------------------
    Frank Ross, Sr.                        Paul Milstein
                                           Chairman of the Board